Exhibit 23.1

Consent of Somerset CPAs, P.C.

We consent to the use in the Form 10-K/A of Noble Roman’s, Inc., of our report dated March 12, 2014, with respect to the consolidated financial statements of Noble Roman’s, Inc. and Subsidiaries, as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, appearing in the Company's Form 10-K for the year ended December 31, 2013.

/s/ Somerset CPA’s, P.C.

Somerset CPAs, P.C.
Indianapolis, Indiana

March 17, 2014